Exhibit 5.1

July 31, 2026

Toyota Motor Credit Corporation

6565 Headquarters Drive

Plano, Texas 75024

Re:	Toyota Motor Credit Corporation ‒ Registration Statement on Form S-3ASR (No. 333-276616)

Ladies and Gentlemen:

Reference is made to Registration Statement on Form S-3ASR (No. 333-276616) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2024 by Toyota Motor Credit Corporation, a California corporation (the “Company”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of an unlimited aggregate principal amount of debt securities of the Company (the “Debt Securities”). The Debt Securities will be issued under the Indenture, dated as of August 1, 1991, between the Company and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among the Company, BONY and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“DBTCA”), the Second Supplemental Indenture, dated as of March 31, 2004, among the Company, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among the Company, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), pursuant to which DBTCA will act as trustee with respect to the Debt Securities (the “Trustee”).

As Chief Legal & Compliance Officer of the Company, I am familiar with the Restated Articles of Incorporation and the Bylaws of the Company (collectively, the “Organizational Documents”) and with the affairs of the Company. I, or members of my staff, have examined such other instruments, documents and records that I have deemed relevant and necessary for the basis of my opinion hereinafter expressed, including certain resolutions adopted by the Executive Committee of the Board of Directors of the Company relating to the registration of the issuance and sale of the Debt Securities.

In connection with the opinions expressed below, I have assumed that, at or prior to the time of delivery of any Debt Securities, (i) the Registration Statement has been declared effective and such effectiveness has not been terminated or rescinded and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (ii) one or more prospectus supplements describing the Debt Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Commission, will be timely filed with the Commission, (iii) the definitive terms of the issuance and sale of the Debt Securities will have been duly established in accordance with the authorizing resolutions adopted by the Company’s Board of Directors (or an authorized committee thereof) and in conformity with the Company’s Organizational Documents and applicable law, (iv) the Company will issue and deliver the Debt Securities in the manner contemplated by the Registration Statement and (v) there has not occurred any change in law affecting the validity or enforceability of such Debt Securities. I have also assumed that none of the terms of any Debt Securities to be established after the date hereof, nor the issuance and delivery of such Debt Securities, nor the compliance by the Company with the terms of such Debt Securities will violate any applicable law or public policy or result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company. To the extent that the Company’s obligations depend on the enforceability of the Indenture against the Trustee, I have assumed that the Indenture is enforceable against the Trustee. In addition, I have obtained and relied upon those certificates of public officials I considered appropriate.

On the basis of the foregoing, my reliance upon the assumptions in this opinion and my consideration of such other matters of fact and questions of law as I have deemed relevant in the circumstances, and subject to the limitations and qualifications in this opinion, I am of the opinion that when (i) the specific terms of the particular Debt Securities have been duly established in accordance with the Indenture and (ii) the Debt Securities have been duly authorized, authenticated, executed, issued and delivered in accordance with the terms of the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity, provided that I express no opinion as to the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Debt Securities to the extent determined to constitute unearned interest.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement or pricing supplement, other than as expressly stated herein with respect to the Debt Securities.

This opinion is limited to the present laws of the State of California and the State of New York. I express no opinion as to (i) the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction or (ii) any law, rule or regulation relating to national security. I wish to point out that I am a member of the Bar of the State of California. I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of the State of New York in connection with the opinions expressed herein, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinions.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company with the Commission and incorporated by reference into the Registration Statement. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Debt Securities is prepared and filed by the Company with the Commission on a future date and the prospectus supplement or pricing supplement contains my opinion and a reference to me substantially in the form set forth below, this consent shall apply to my opinion and the reference to me in substantially such form:

“In the opinion of the Chief Legal & Compliance Officer of Toyota Motor Credit Corporation (“TMCC”), when the notes offered by this pricing supplement and related prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“DBTCA”), as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated July 31, 2026 and filed as Exhibit 5.1 to TMCC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2026.”

In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Respectfully submitted,

/s/ Stacey Bambauer

Stacey Bambauer
Chief Legal & Compliance Officer